Exhibit 99.1
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2009 Results
Generates $1.1 Billion+ in Cash From Operations for Fiscal 2009
Phoenix, August 5, 2009 - Avnet, Inc. (NYSE:AVT) today reported revenue of $3.77 billion for the fourth quarter fiscal 2009 ended June 27, 2009, representing a decrease of 19.5% over the fourth quarter fiscal 2008 and 14.7% excluding the impact of changes in foreign currency exchange rates. On a pro forma (organic) basis, as defined in the Non-GAAP Financial Information Section, revenue declined 24.7% over the prior year fourth quarter. Net loss for the fourth quarter fiscal 2009 was $30.9 million, or $0.20 per share, as compared with net income of $144.1 million, or $0.95 per share on a diluted basis, for the fourth quarter last year. Included in the current quarter are impairment charges and restructuring, integration and other items amounting to $78.9 million after-tax, or $0.52 per share. Included in the prior year quarter is income of $15.9 million, or $0.10 per share on a diluted basis, related to the gain on the sale of Calence LLC, partially offset by restructuring, integration and other charges. Details on these items are more fully described in the Non-cash Impairment Charges section and the Non-GAAP Financial Information section of this release. Excluding these items in both periods, net income for the current year fourth quarter was $48.0 million, or $0.32 per share, as compared with $128.2 million, or $0.85 per share on a diluted basis, in the prior year period.
Operating loss for the fourth quarter fiscal 2009 was $20.5 million as compared with operating income of $170.6 million in the year-ago quarter. Included in the current quarter are goodwill impairment charges of $62.3 million related to additional goodwill recognized in two reporting units for which goodwill was determined to be impaired as of the end of the second quarter of fiscal 2009 (see the Non-cash Impairment Charges section for further details) and restructuring, integration and other items amounting to $43.5 million. Included in the prior year quarter are restructuring, integration and other charges amounting to $28.1 million. Excluding these charges, operating income for the fourth quarter fiscal 2009 was $85.3 million as compared with $198.7 million in last year’s fourth quarter. Operating income as a percentage of sales, excluding the items noted above, was 2.26% in the current year quarter as compared with 4.25% last year.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Business conditions remained challenged in the fourth quarter but I am pleased that we were able to grow revenue sequentially in both operating groups, significantly reduce expenses, achieve near-record working capital velocity and generate $330 million in cash from operations. Although our bottom line results were negatively impacted by a larger than expected decline in gross profit margin due primarily to business mix and market conditions, the combination of stabilizing operating income margin and substantially improved working capital velocity allowed us to improve return on working capital by 189 basis points sequentially. We remain committed to our return on working capital goals by group and by region and believe that our previously announced actions have the Company well positioned to optimize shareholder value. Although the markets we serve appear to be stabilizing, we will continue to monitor incoming order rates and manage our business appropriately.”

Revenue for fiscal 2009 was $16.23 billion, down 9.6% over fiscal 2008 revenue of $17.95 billion and down 6.5% excluding the impact of changes in foreign currency exchange rates. Organic revenue was down 15.6% over the prior year. Net loss for fiscal 2009 was $1.12 billion, or $7.44 per share, as compared with net income of $499.1 million, or $3.27 per share on a diluted basis, in fiscal 2008.
During fiscal 2009, the Company recorded goodwill and intangible asset impairment charges amounting to $1.38 billion after tax, or $9.13 per share. The Company also recorded restructuring, integration and other items amounting to $34.9 million after tax, or $0.23 per share primarily related to the Company’s previously announced cost reduction actions of $225 million. Excluding certain items noted above, which are more fully described in the Non-cash Impairment Charges section and the Non-GAAP Financial Information section of this release, net income and earnings per share for fiscal 2009 were $289.4 million and $1.92, respectively, as compared with $484.4 million and $3.18 per diluted share in the prior fiscal year.
Operating Group Results
Electronics Marketing (EM) sales of $2.13 billion for the fourth quarter fiscal 2009 were down 22.2% year over year on a reported basis and down 17.8% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM fourth quarter revenue decreased 27.3% year over year. EM sales in the Americas, EMEA and Asia regions decreased 27.2%, 31.2% and 3.5%, respectively, year over year on a reported basis with EMEA’s revenue down 19.2% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, EM sales in the Americas, EMEA and Asia for the fourth quarter fiscal 2009 decreased 28.5%, 39.8% and 7.4%, respectively, year over year. EM’s operating income was $57.1 million and operating income margin was 2.69% for the fourth quarter fiscal 2009 as compared with operating income of $154.0 million and operating income margin of 5.64% in the prior year fourth quarter.
Mr. Vallee added, “We are encouraged by EM’s 20% sequential growth in Asia led by Greater China. Additionally, EM’s global book to bill ratio turned slightly positive for the June quarter and was very strong for the month of July with all regions in positive territory. Gross margin declined more than anticipated at EM due primarily to regional mix and the challenging late cycle business environment. However, as gross margin declined our EM team did an excellent job improving working capital velocity in the June quarter resulting in a sequential improvement in ROWC. With EM’s inventory turns near record levels, the bulk of our inventory reduction appears to be behind us. Furthermore, we believe that inventory throughout the supply chain is now reasonably well aligned with stable end demand.”
Technology Solutions (TS) sales of $1.64 billion for the fourth quarter fiscal 2009 were down 15.8% year over year on a reported basis and down 10.3% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS fourth quarter revenue was down 20.9% year over year. On a reported basis, the fourth quarter sales in the Americas and EMEA were down 17.6% and 20.8%, respectively, year over year, while Asia was up 23.3%. Excluding the impact of changes in foreign currency exchange rates, EMEA revenue was down 4.8%. On a pro forma basis for the fourth quarter fiscal 2009, sales in EMEA decreased 34.4%, while sales in Asia increased 21.6% year over year. TS’s operating income was $41.2 million and operating income margin was 2.52% for the fourth quarter fiscal 2009, as compared with operating income of $61.8 million and operating income margin of 3.18% for the prior year fourth quarter.

Mr. Vallee further added, “Technology Solutions met its revenue expectations for the second consecutive quarter furthering our belief that the markets we serve have reached bottom. The combination of stabilizing operating income margin and higher working capital velocity led to improved return on working capital (ROWC) both sequentially and year over year. For the June quarter, Technology Solutions’ ROWC was above our targeted hurdle rate of 30% globally due to the strong performance of our TS Americas team. “
Cash Flow
During the fourth quarter of fiscal 2009, the Company generated cash flow from operations of $330 million and for the full fiscal year 2009 generated in excess of $1.1 billion. As a result, the Company ended the quarter with $944 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $26 million.
Ray Sadowski, Chief Financial Officer, stated, “During the quarter, we delivered significant cash flow generation driven by diligent management of our inventory and accounts receivable around the globe. For the quarter, working capital velocity reached near-record levels with a 21% sequential improvement. Our ability to continue to generate positive cash flow has further improved our liquidity position and affords us the flexibility to continue to invest in organic growth and take advantage of value-creating acquisitions when they are available.”
Outlook
For Avnet’s first quarter fiscal year 2010, management expects normal seasonality at both EM and TS, and including the impact of the extra week due to the Company’s fiscal calendar, anticipates EM sales to be in the range of $2.05 billion to $2.35 billion and sales for TS to be between $1.55 billion and $1.85 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $3.60 billion and $4.20 billion for the first quarter fiscal year 2010. Management expects first quarter fiscal year 2010 earnings to be in the range of $0.29 to $0.37 per share. First quarter fiscal 2010 guidance includes approximately $0.07 per share related to the expensing of stock-based compensation as compared with $0.02 and $0.05 per share, respectively, in the fourth and first quarters of fiscal 2009. The above EPS guidance does not include any potential restructuring charges or integration charges related to acquisitions that have closed or will close in the September quarter. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the first fiscal quarter is $1.43 to €1.00. This compares with an average exchange rate of $1.51 to €1.00 in the prior year first quarter and $1.36 to €1.00 in the prior sequential quarter.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-cash Impairment Charges
During the second quarter of fiscal 2009, the Company performed an interim analysis to determine the impairment of goodwill and other intangible assets as of December 27, 2008 in accordance with Statement of Accounting Financial Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The results of the analysis indicated that the fair values of four of the Company’s six reporting units were below their carrying values as of the end of the second quarter of fiscal 2009. Accordingly, the Company recognized a non-cash goodwill impairment charge of $1.32 billion pre-tax, $1.28 billion after-tax and $8.51 per share in its second quarter of fiscal 2009 results. The Company also concluded that the carrying value of certain intangible assets were impaired and recognized a non-cash impairment charge of $31.4 million pre- and after-tax and $0.21 per share.
During the fourth quarter of fiscal 2009, the Company performed its annual goodwill impairment test which indicated that three of its six reporting units, including EM Asia and TS EMEA, continued to have fair values as determined in accordance with SFAS No. 157, “Fair Value Measurements,” below their carrying values. As a result, the Company was required to recognize the impairment of additional goodwill which arose subsequent to the second quarter of fiscal 2009 in the EM Asia and TS EMEA reporting units. Of the non-cash goodwill impairment charges of $62.3 million pre- and after tax and $0.41 per share recognized in the fourth quarter of fiscal 2009, $41.4 million related to the recently acquired business in Japan, which was assigned to the EM Asia reporting unit. SFAS 142 requires goodwill from an acquisition to be assigned to a reporting unit and also requires goodwill to be tested on a reporting unit level, not by individual acquisition. As noted above, the fourth quarter annual impairment analysis indicated that the fair value of the EM Asia reporting unit continued to be below its carrying value. As a result, the goodwill from the recent acquisition was required to be impaired. The remaining $20.8 million of the impairment charges related to additional goodwill in the TS EMEA reporting unit primarily as a result of final acquisition adjustments during the purchase price allocation period related to an acquisition for which the goodwill had been fully impaired in the second quarter of fiscal 2009.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income (loss), adjusted net income (loss), adjusted earnings per share (“EPS”) and adjusted diluted EPS. The Company also discloses revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.

Management believes that operating income (loss) adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income (loss), EPS and diluted EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income (loss), EPS and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Fourth Quarter and Fiscal Year 2009
Items impacting the fourth quarter fiscal 2009 consisted of (i) goodwill impairment charges of $62.3 million pre-tax as described in the Non-cash Impairment Charges section of this release, (ii) restructuring and integration charges of $46.7 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, and (iii) income of $3.2 million pre-tax related to acquisition adjustments recognized after the end of the allocation period. In addition, the Company recognized a gain of $14.3 million pre-tax associated with the prior sale of its equity investment in Calence LLC.
Items impacting fiscal year 2009 consisted of (i) goodwill and intangible asset impairment charges of $1.41 billion pre-tax as a result of an interim impairment test performed in the second quarter of fiscal 2009 as well as an additional goodwill impairment charge recorded during the fourth quarter as previously mentioned, (ii) restructuring and integration charges of $93.6 million pre-tax, (iii) loss on investments of $3.1 million pre-tax, (iv) incremental intangible asset amortization of $3.8 million pre-tax, and (v) income of $1.2 million related to acquisition adjustments recognized after the end of the allocation period. In addition, the Company recognized a net tax benefit of $21.7 million or $0.14 per share primarily related to the settlement of income tax audits in Europe.

	Fourth Quarter Ended Fiscal 2009				Fiscal Year Ended 2009
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$(20,534)	$(24,220)	$(30,878)	$(0.20)	$(1,019,289)	$(1,083,074)	$(1,122,462)	$(7.44)
Impairment charges	62,282	62,282	62,282	0.41	1,411,127	1,411,127	1,376,983	9.13
Restructuring, integration and other	43,523	43,523	25,304	0.17	99,342	99,342	65,310	0.43
Gain on sale of assets	—	(14,318)	(8,727)	(0.06)	—	(14,318)	(8,727)	(0.06)
Net reduction in tax reserves	—	—	—	—	—	—	(21,672)	(0.14)

Total adjustments	105,805	91,487	78,859	0.52	1,510,469	1,496,151	1,411,894	9.36

Adjusted results	$85,271	$67,267	$47,981	$0.32	$491,180	$413,077	$289,432	$1.92

Fourth Quarter and Fiscal Year 2008
Items impacting fourth quarter and fiscal year 2008 consisted of the following:
•
Restructuring, integration and other charges amounted to a pre-tax charge in the fourth quarter of $28.1 million, which consisted of (i) restructuring, integration and other charges of $19.1 million related to further cost-reduction initiatives across the Company as well as integration-related costs associated with various acquisitions, (ii) settlement of an indemnification amounting to $6.0 million due to a former executive of an acquired company payable as a result of the tax settlement described below, and (iii) additional costs of $3.0 million associated with long outstanding environmental matters.

•
Pre-tax restructuring, integration and other charges for the fiscal year ended 2008 amounted to $38.9 million and consisted of the $28.1 million recorded in the fourth quarter as described above and $10.8 million of restructuring, integration and other charges recorded in prior quarters of fiscal 2008.

•
Gain on sale of the Company’s investment in Calence LLC in the fourth quarter amounting to $42.4 million pre-tax. In addition to this gain, included in the fiscal 2008 results are a gain of $4.5 million on the sale of a building and an additional $3.0 million gain resulting from the receipt of a contingent purchase price proceeds related to a prior sale of a business.

•	Income tax net benefit of $13.9 million from the settlement of a tax audit and adjustment to tax contingencies.

	Fourth Quarter Ended Fiscal 2008				Fiscal Year Ended 2008
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$170,567	$194,760	$144,094	$0.95	$710,383	$708,955	$499,081	$3.27
Restructuring, integration and other	28,085	28,085	23,946	0.16	38,942	38,942	31,469	0.21
Gain on sale of assets	—	(42,426)	(25,924)	(0.17)	—	(49,903)	(32,244)	(0.21)
Net reduction in tax reserves	—	—	(13,897)	(0.09)	—	—	(13,897)	(0.09)

Total adjustments	28,085	(14,341)	(15,875)	(0.10)	38,942	(10,961)	(14,672)	(0.09)

Adjusted results	$198,652	$180,419	$128,219	$0.85	$749,325	$697,994	$484,409	$3.18

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2008. Prior period revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q1 Fiscal 2009	$4,494,450	$164,481	$4,658,931
Q2 Fiscal 2009	4,269,178	127,917	4,397,095
Q3 Fiscal 2009	3,700,836	—	3,700,836
Q4 Fiscal 2009	3,765,432	—	3,765,432

Fiscal year 2009	$16,229,896	$292,398	$16,522,294

Q1 Fiscal 2008	$4,098,718	$530,947	$4,629,665
Q2 Fiscal 2008	4,753,145	432,879	5,186,024
Q3 Fiscal 2008	4,421,645	341,155	4,762,800
Q4 Fiscal 2008	4,679,199	317,945	4,997,144

Fiscal year 2008	$17,952,707	$1,622,926	$19,575,633

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07
Azzurri Technology Ltd.	EM	3/31/08
Horizon Technology Group plc	TS	6/30/08
Source Electronics Corporation	EM	6/30/08
Ontrack Solutions Pvt. Ltd.	TS	7/31/08
Nippon Denso Industry Co., Ltd.	EM	12/29/08
Abacus Group plc	EM	01/20/09
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JUNE 27,	JUNE 28,
	2009 *	2008 *

Sales	$3,765.4	$4,679.2

Income (loss) before income taxes	(24.2)	194.8

Net income (loss)	(30.9)	144.1

Net income (loss) per share:
Basic	($0.20)	$0.96
Diluted	($0.20)	$0.95

	FISCAL YEARS ENDED
	JUNE 27,	JUNE 28,
	2009 *	2008 *

Sales	$16,229.9	$17,952.7

Income (loss) before income taxes	(1,083.1)	709.0

Net income (loss)	(1,122.5)	499.1

Net income (loss) per share:
Basic	($7.44)	$3.32
Diluted	($7.44)	$3.27

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 27,	JUNE 28,	JUNE 27,	JUNE 28,
	2009 *	2008 *	2009 *	2008 *

Sales	$3,765,432	$4,679,199	$16,229,896	$17,952,707
Cost of sales	3,322,588	4,067,390	14,206,903	15,638,991

Gross profit	442,844	611,809	2,022,993	2,313,716

Selling, general and administrative expenses	357,573	413,157	1,531,813	1,564,391
Impairment charges (Note 1 *)	62,282	—	1,411,127	—
Restructuring, integration and other charges (Note 2 *)	43,523	28,085	99,342	38,942

Operating income (loss)	(20,534)	170,567	(1,019,289)	710,383

Other (expense) income, net	(3,426)	(812)	(11,622)	20,954
Interest expense	(14,578)	(17,421)	(66,481)	(72,285)
Gain on sale of assets (Note 3 *)	14,318	42,426	14,318	49,903

Income (loss) before income taxes	(24,220)	194,760	(1,083,074)	708,955

Income tax provision	6,658	50,666	39,388	209,874

Net income (loss)	($30,878)	$144,094	($1,122,462)	$499,081

Net earnings (loss) per share:
Basic	($0.20)	$0.96	($7.44)	$3.32

Diluted	($0.20)	$0.95	($7.44)	$3.27

Shares used to compute earnings (loss) per share:
Basic	151,161	150,470	150,898	150,250

Diluted	151,161	151,529	150,898	152,420

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JUNE 27,	JUNE 28,
	2009	2008

Assets:
Current assets:
Cash and cash equivalents	$943,921	$640,449
Receivables, net	2,618,697	3,367,443
Inventories	1,411,755	1,894,492
Prepaid and other current assets	169,879	68,762

Total current assets	5,144,252	5,971,146
Property, plant and equipment, net	305,682	227,187
Goodwill	550,118	1,728,904
Other assets	273,464	272,893

Total assets	6,273,516	8,200,130

Less liabilities:
Current liabilities:
Borrowings due within one year	23,294	43,804
Accounts payable	1,957,993	2,293,243
Accrued expenses and other	474,573	442,545

Total current liabilities	2,455,860	2,779,592
Long-term debt, less due within one year	946,573	1,181,498
Other long-term liabilities	110,226	104,349

Total liabilities	3,512,659	4,065,439

Shareholders’ equity	$2,760,857	$4,134,691

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 27,	JUNE 28,
	2009	2008
Cash flows from operating activities:

Net income (loss)	($1,122,462)	$499,081

Non-cash and other reconciling items:
Depreciation and amortization	66,072	59,233
Deferred income taxes	(88,143)	107,148
Stock-based compensation	18,269	25,389
Impairment charges	1,411,127	—
Gain on sale of assets	(14,318)	(49,903)
Other, net	38,414	24,192

Changes in (net of effects from business acquisitions):
Receivables	709,908	46,100
Inventories	483,453	36,453
Accounts payable	(375,509)	(123,348)
Accrued expenses and other, net	(8,776)	(170,728)

Net cash flows provided by operating activities	1,118,035	453,617

Cash flows from financing activities:
Repayment of notes	(300,000)	—
Repayment of bank debt, net	(90,444)	(22,428)
Repayment of other debt, net	(16,361)	(19,500)
Other, net	1,564	8,881

Net cash flows used for financing activities	(405,241)	(33,047)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(110,219)	(89,657)
Cash proceeds from sales of property, plant and equipment	13,157	12,061
Acquisitions and investments, net of cash acquired	(314,941)	(369,385)
Proceeds from divestitures	14,318	68,601

Net cash flows used for investing activities	(397,685)	(378,380)

Effect of exchange rates on cash and cash equivalents	(11,637)	40,909

Cash and cash equivalents:
- increase	303,472	83,099
- at beginning of period	640,449	557,350

- at end of period	$943,921	$640,449

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 27,	JUNE 28,	JUNE 27,	JUNE 28,
SALES:	2009	2008	2009	2008

Electronics Marketing	$2,127.4	$2,732.8	$9,192.8	$10,326.8

Technology Solutions	1,638.0	1,946.4	7,037.1	7,625.9

Consolidated	$3,765.4	$4,679.2	$16,229.9	$17,952.7

OPERATING INCOME (LOSS):

Electronics Marketing	$57.1	$154.0	$354.5	$564.4

Technology Solutions	41.2	61.8	201.4	261.0

Corporate	(13.0)	(17.1)	(64.8)	(76.1)

	85.3	198.7	491.1	749.3

Impairment charges	(62.3)	—	(1,411.1)	—

Restructuring, integration and other charges	(43.5)	(28.1)	(99.3)	(38.9)

Consolidated	($20.5)	$170.6	($1,019.3)	$710.4

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FOURTH QUARTER AND FISCAL YEAR 2009
(1) The Company recognized impairment charges of $62,282,000 pre- and after tax and $0.41 per share in the fourth quarter of fiscal 2009 and $1,411,127,000 pre-tax, $1,376,983,000 after tax and $9.13 per share for the full fiscal year 2009. During the second quarter of fiscal 2009, the Company performed an interim analysis to determine the impairment of goodwill and other intangible assets as of December 27, 2008 in accordance with Statement of Accounting Financial Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The results of the analysis indicated that the fair values of four of the Company’s six reporting units were below their carrying values as of the end of the second quarter of fiscal 2009. Accordingly, the Company recognized a non-cash goodwill impairment charge of $1,317,452,000 pre-tax, $1,283,308,000 after-tax and $8.51 per share in its second quarter of fiscal 2009 results. The Company also concluded that the carrying value of certain intangible assets were impaired and recognized a non-cash impairment charge of $31,393,000 pre- and after-tax and $0.21 per share.
During the fourth quarter of fiscal 2009, the Company performed its annual goodwill impairment test which indicated that three of its six reporting units, including EM Asia and TS EMEA, continued to have fair values as determined in accordance with SFAS No. 157, “Fair Value Measurements,” below their carrying values. As a result, the Company was required to recognize the impairment of additional goodwill which arose subsequent to the second quarter of fiscal 2009 in the EM Asia and TS EMEA reporting units. Of the non-cash goodwill impairment charges of $62,282,000 pre- and after tax and $0.41 per share recognized in the fourth quarter of fiscal 2009, $41,433,000 related to the recently acquired business in Japan, which was assigned to the EM Asia reporting unit. SFAS 142 requires goodwill from an acquisition to be assigned to a reporting unit and also requires goodwill to be tested on a reporting unit level, not by individual acquisition. As noted above, the fourth quarter annual impairment analysis indicated that the fair value of the EM Asia reporting unit continued to be below its carrying value. As a result, the goodwill from the recent acquisition was required to be impaired. The remaining $20,849,000 of the impairment charges related to additional goodwill in the TS EMEA reporting unit primarily as a result of final acquisition adjustments during the purchase price allocation period related to an acquisition for which the goodwill had been fully impaired in the second quarter of fiscal 2009.
(2) Results for the fourth quarter of fiscal 2009 included restructuring, integration and other items amounting to $43,523,000 pre-tax, $25,304,000 after tax and $0.17 per share. Restructuring and integration charges of $46,720,000 pre-tax consisted primarily of severance and costs to exit certain facilities related to the Company’s previously announced cost reduction actions and also included integration costs of recently acquired businesses. Other items included income of $3,197,000 pre-tax related to acquisition adjustments recognized after the end of the purchase price allocation period.

Results for the full fiscal year 2009 included restructuring, integration and other charges which totaled $99,342,000 pre-tax, $65,310,000 after tax and $0.43 per share. Restructuring and integration charges amounted to $93,622,000 pre-tax, loss on investments totaled $3,091,000 pre-tax and other items included income of $1,201,000 pre-tax related to acquisition adjustments after the purchase price allocation period. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year.
The results for fiscal 2008 included restructuring, integration and other charges, amounting to $28,085,000 pre-tax, $23,946,000 after tax and $0.16 per share on a diluted basis for the fourth quarter and $38,942,000 pre-tax, $31,469,000 after tax and $0.21 per share on a diluted basis for the fiscal year ended June 28, 2008. Restructuring and integration charges consisted of severance and costs to exit certain facilities as a result of the continued cost reduction initiatives as well as charges related to the integrations of acquired businesses. Charges for the restructuring and integration activity amounted to $19,113,000 pre-tax ($14,415,000 after tax) for the fourth quarter and $29,970,000 pre-tax ($21,938,000 after tax) for the full fiscal year 2008. Other charges included $6,005,000 pre-tax ($7,718,000 after tax) for the fourth quarter and full fiscal year 2008 related to the settlement of an indemnification of a former executive of an acquired company, which was not tax deductible. Other charges also included costs associated with the reassessment of existing environmental matters which amounted to $2,967,000 pre-tax ($1,813,000 after tax).
(3) During the fourth quarter of fiscal 2009, the Company recognized a gain on the sale of assets amounting to $14,318,000 pre-tax, $8,727,000 after tax and $0.06 per share as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC. Also in fiscal 2009, the Company recognized a net tax benefit of $21,672,000, or $0.14 per share primarily related to the settlement of income tax audits in Europe.
The results for the fourth quarter of fiscal 2008 included a gain on sale of assets of $42,426,000 pre-tax, $25,924,000 after tax and $0.17 per share on a diluted basis related to the sale of the Company’s equity investment in Calence LLC. For the full fiscal year 2008, the Company recognized a gain on sale of assets of $49,903,000 pre-tax, $32,244,000 after tax and $0.21 per share on a diluted basis which consisted of the previously mentioned gain on the sale of its equity investment in Calence LLC, a gain on the sale of a building in the EMEA region amounting to $4,477,000 pre- and after tax and $0.03 per share on a diluted basis and a gain of $3,000,000 pre tax, $1,843,000 after tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business. Also in fiscal 2008, the Company recognized a net tax benefit of $13,897,000, or $0.09 per share on a diluted basis for the settlement of a tax audit and adjustment to tax contingencies.